Exhibit 10.1
IN THE CIRCUIT COURT FOR THE TWENTIETH JUDICIAL CIRCUIT
ST. CLAIR COUNTY, ILLINOIS

KATHLEEN ROCHE, D.C., individually	)
and on behalf of others similarly situated,	)
)
Plaintiff,	)	No. 05 L 101
)
v.	)	Judge Lloyd A. Cueto
)
CORVEL CORPORATION,	)
)
Defendant.	)
SETTLEMENT AGREEMENT AND GENERAL RELEASE
     This Settlement Agreement and General Release (“Settlement Agreement” or “Agreement” or “Settlement”) is entered into on this 29th day of October, 2010, between Plaintiff, Kathleen Roche (“Plaintiff” or “Class Plaintiff”) and CorVel Corporation (“CorVel”). The foregoing Plaintiff and CorVel shall be collectively referred to as the “Parties.”
     WHEREAS, Plaintiff filed the above-captioned action (the “Litigation”) on February 15, 2005, in the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois (the “Court”), alleging that CorVel improperly advised its payor clients that they could apply PPO discounts to the bills of medical providers who had signed preferred provider agreements, because CorVel and the payor clients allegedly did not adequately refer or channel patients to the providers as a condition of the PPO reduction taken; Plaintiff also alleges in the Litigation that CorVel used biased computer software in reviewing whether the medical bills were usual and customary and otherwise constituted proper charges; and

     WHEREAS, Plaintiff’s motion for certification of a class of Illinois medical provider, excluding hospitals, on the breach of contract claims in Counts I and II was heard by the Court on October 29, 2007; and
     WHEREAS, the Court granted Plaintiff’s motion for class certification on December 19, 2007, and CorVel’s petitions for leave to appeal the certification order to the Illinois Appellate Court, Fifth District and Illinois Supreme Court were denied; and
     WHEREAS, Plaintiff and her counsel have conducted an extensive examination of the facts and documents relating to the Litigation, including thousands of pages of documents produced by CorVel, deposition testimony, and responses to written discovery requests; and
     WHEREAS, CorVel denies the claims and allegations made in the Litigation and denies any wrongdoing and any liability in connection with the claims asserted in the Litigation; and
     WHEREAS, the Litigation, if it continued, would likely result in expensive and protracted litigation and appeals, and continued uncertainty as to outcome; and
     WHEREAS, Plaintiff and her counsel have concluded that this Settlement Agreement provides substantial benefits to Plaintiff and to members of the Settlement Class (as defined below), and resolves all issues that were or could have been raised in the Litigation without prolonged litigation and the risks and uncertainties inherent in litigation; and
     WHEREAS, Plaintiff and her counsel have concluded that this Settlement Agreement is fair, reasonable, adequate and in the best interest of the Settlement Class; and

     WHEREAS, this Settlement Agreement was reached after several months of protracted, arm’s-length negotiations; and
     WHEREAS, after negotiating the relief for the Settlement Class, the Parties then engaged in arm’s-length negotiations and reached agreement regarding incentive payments along with attorneys’ fees and expenses; and
     WHEREAS, CorVel consents to the Settlement to avoid the expense, inconvenience and inherent risk of litigation, as well as the concomitant disruption of its business operations; and
     WHEREAS, nothing in this Settlement Agreement shall be construed as an admission or concession by CorVel of the truth of any allegations raised in the Litigation, or of any fault, wrongdoing, or liability of any kind.
     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, promises, and general release set forth below, the Parties agree as follows:
Definitions
     1. In addition to the terms defined above, the following terms have the meaning set forth below:
     a. “Claims” means claims, causes of action, allegations, demands, disputes, suits, debts, liens, liabilities, interest, costs, expenses, losses, or counterclaims, whether arising under law or equity, whether asserted or unasserted, known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or contingent, liquidated or unliquidated.
     b. “Class Counsel” means Freed & Weiss LLC, and Becker, Paulson, Hoerner & Thompson, P.C.

     c. “CorVel” means CorVel Corporation and its present, former, and future parent, subsidiary and affiliate entities, and all of the aforementioned entities’ present, former, and future respective partners, predecessors, successors, assigns, divisions, officers, directors, shareholders, employees, attorneys, and agents.
     d. “Effective Final Judgment Date” shall mean the fifth business day after the date when the time to appeal the Final Judgment and Order and the dismissal of this action has expired, and no document has been filed within that time seeking appeal, review, rehearing, reconsideration or any other action regarding the Final Judgment and Order. If any such document is filed seeking an appeal, review, rehearing, reconsideration or any other action, then the Effective Final Judgment Date shall mean the fifth business day after the date upon which (i) all appellate and/or other proceedings resulting from such document have been finally terminated in such a manner as to permit no further judicial action, and (ii) the Settlement, Preliminary Approval Order, and Final Judgment and Order have been affirmed and approved in all material respects.
     e. “Final Judgment and Order” means the order finally approving the Settlement.
     f. “Notice” means the class notice described in paragraph 14 of this Agreement.
     g. “PPO Reduction” means a reduction or discount taken under CorVel’s preferred provider agreements, CorVel’s PPO network, and/or any PPO network utilized or leased by CorVel.

     h. “Preliminary Approval Order” means the Court order granting preliminary approval to the Settlement.
     i. “Provider Agreement” means any contract between a healthcare provider (or association of healthcare providers) and CorVel pursuant to which the healthcare provider agrees to participate in any preferred provider network operated by CorVel, including but not limited to the Corcare Preferred Provider Organization Agreement.
     j. “Released Claims” means all those Claims described in paragraphs 11 and 12 of this Agreement.
     k. “Released Persons” means CorVel and its present, former, and future agents, assigns, employees, attorneys, partners, predecessors, successors, parents, subsidiaries, affiliates, divisions, officers, directors, and shareholders. Released Persons do not include any payor who took a PPO Reduction or Usual and Customary Reduction.
     l. “Releasing Parties” means Plaintiff and each member of the Settlement Class (except a person who has obtained proper and timely exclusion from the Settlement Class pursuant to paragraph 16 of this Settlement Agreement), on their own behalf and on behalf of their spouses and former spouses, as well as their present, former, and future administrators, agents, assigns, employees, attorneys, executors, heirs, partners, predecessors-in-interest, successors, parents, subsidiaries, affiliates, divisions, officers, directors, and shareholders.

     m. “Settlement Class” means all Illinois licensed medical providers, excluding hospitals, that between February 15, 1995 and September 24, 2008 (i) were members of CorVel’s CorCare PPO Network pursuant to a pre-2006 CorCare provider contract and (ii) had their medical bills reduced by application of a PPO Reduction and/or a Usual and Customary Reduction. Each member of the Settlement Class that submitted bills under a single Tax Identification Number (“TIN”) shall be considered a single member of the Settlement Class for purposes of this Agreement, including the notice provisions in paragraph 14 and the provisions regarding the one-time payment of $100, $300, or $500 payment to each TIN pursuant to paragraph 7 of this Agreement.
     n. “Settlement Payments” means the payments made to members of the Settlement Class according to the terms of paragraph 7 of this Agreement.
     o. “Usual and Customary Reduction” means any reduction applied to a medical bill or other request for payment based on a review of that bill or request to determine whether it reflects usual and customary charges and otherwise reflects appropriate and correct charges and complies with billing standards and procedures, whether performed by CorVel or by a payor using CorVel software or data.
Proposed Class for Settlement Purposes
     2. Settlement Class. For settlement purposes only, the Parties agree to the certification of the Settlement Class.
     3. Settlement Purposes Only. CorVel does not agree to certification of the Settlement Class for any purpose other than to effectuate the Settlement Agreement.

     4. No Admission of Liability. By entering into this Agreement, the Parties agree that CorVel and the Released Persons are not admitting any liability to the Class Plaintiff, the Settlement Class, or any other person or entity, and CorVel and the Released Persons expressly deny all such liability. CorVel’s sole motivation for entering into this Agreement is to dispose expeditiously of the claims that have been asserted against it in the Litigation by settlement and compromise rather than incur the expense and uncertainty of protracted litigation. The Settlement Agreement, its terms, the documents related to it, and the negotiations or proceedings connected with it shall not be offered or received into evidence in the Litigation or any other action or proceeding to establish any liability or admission by CorVel.
     5. Vacating Settlement Certification. The certification of the Settlement Class shall be binding only with respect to the settlement of the Litigation. In the event that the Settlement Agreement is terminated pursuant to its terms, or is not approved in all material respects by the Court, or such approval is reversed, vacated or modified in any material respect by the Court or any other court, the certification of the Settlement Class shall be deemed vacated, the Litigation shall proceed as if the Settlement Class had not been certified, and no reference to the Settlement Class, this Settlement Agreement, or any documents, communications or negotiations related in any way hereto shall be made for any purpose in the Litigation, or in any other action or proceeding.
Benefit to the Class
     6. Benefits to Class. Class Plaintiff and Class Counsel have concluded, under the circumstances and considering the pertinent facts and applicable law, that it is in Class Plaintiff’s best interests and in the best interests of the Settlement Class to enter into this Settlement Agreement to avoid the uncertainties of litigation and to ensure a benefit to Class Plaintiff and all members of the Settlement Class. Class Plaintiff and Class Counsel consider this Settlement Agreement to be fair, reasonable, and adequate and in the best interests of the members of the Settlement Class.
     7. Settlement Payments. CorVel agrees to make Settlement Payments totaling up to Two Million One Hundred Thousand Dollars ($2,100,000) to members of the Settlement Class. Members of the Settlement Class who submitted bills under a single TIN shall be considered a single member of the Settlement Class entitled to a one-time payment of $500, $300 or $100 for each TIN as follows: (i) the approximately 7,000 members of the Settlement Class will be ranked in order of the total dollar amount of combined PPO and Usual and Customary Reductions from February 15, 1995, to September 24, 2008, and then divided into three groups; (ii) the first group with the largest total dollar amounts of PPO and Usual and Customary Reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will be sent by U.S. Postal Service first class mail a one-time payment of Five Hundred Dollars ($500); (iii) the second group with the next largest total dollar amounts of PPO and Usual and Customary Reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will be sent by U.S. Postal Service first class mail a one-time payment of Three Hundred Dollars ($300); and (iv) the third group with the lowest total dollar amounts of PPO and Usual and Customary Reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will be sent by U.S. Postal Service first class mail a one-time payment of One Hundred Dollars ($100).

     a. Remaining Funds: Undistributed Settlement Payments. Any undistributed funds remaining after Settlement Payments are sent out first class mail by U.S. Postal Service to the members of the Settlement Class pursuant to this paragraph will be defined as Remaining Funds and deposited by CorVel with the Clerk of the Court pending further order of this Court. From the Remaining Funds, Corvel will first be reimbursed for the costs of Notice and settlement and administrative expenses. Any Remaining Funds remaining after reimbursement to Corvel of the costs of Notice, will then be subject to distribution by the Court pursuant to the provisions of 735 ILCS 5/2-807.
     b. Distribution of Funds: Checks Not Cashed Within Three Months. If a member of the Settlement Class receives a Settlement Payment and the check is not cashed within three (3) months, then it shall be null and void. A second check for Settlement Payment will then be mailed to these Settlement Class members within thirty (30) days after the expiration of the three (3) month period. If a member of the Settlement Class receives a second Settlement Payment and the second check is not cashed within three (3) months after mailing, then it shall be null and void. All funds remaining un-cashed after a second distribution as herein provided shall be considered Remaining Funds under Paragraph 7.a. and distributed according to the terms of that subparagraph, and CorVel shall have no further obligation to make Settlement Payment to that Settlement Class member.
     c. Distribution of Funds: Settlement Payments Returned Undeliverable. In the event a Settlement Payment is returned as undeliverable to

CorVel, then, within thirty (30) days after receipt by CorVel of the undeliverable Settlement Payment, CorVel will attempt to re-mail such Settlement Payment by the U.S. Postal Service. In the event a Settlement Payment cannot be re-mailed, or it is returned a second time by the U.S. Postal Service, then such Settlement Payment shall be considered Remaining Funds under Paragraph 7.a. and distributed according to the terms of that subparagraph and Corvel shall have no further obligation to make Settlement Payment to that Settlement Class member.
     8. Incentive Award, Attorneys’ Fees and Expenses. CorVel agrees to pay Five Thousand Dollars ($5,000) in total incentive payments to Plaintiff along with Seven Hundred Thousand Dollars ($700,000) in attorneys’ fees and expenses to Class Counsel, and, therefore, CorVel will not oppose Class Counsels’ application for an incentive payment up to a total of $5,000 for Plaintiff, along with an award of attorneys’ fees and expenses of up to $700,000. Subject to Court approval, CorVel will pay or cause to be paid to Class Counsel, for distribution as appropriate thereafter, all amounts awarded by the Court, up to the maximum of $5,000 as the total incentive payment to Plaintiff and $700,000 in attorneys’ fees and expenses. All amounts awarded by the Court shall be paid separately, without reducing the amount available for Settlement Payments.
     9. Notice and Administration Costs. CorVel agrees to pay up to Fifty Thousand Dollars ($50,000) for reasonable notice and administration costs of the Settlement.
     10. Total Financial Commitment. CorVel’s total financial commitment under this Settlement Agreement, including, but not limited to the amounts set forth in paragraphs 7, 8, and 9, shall not exceed a total of Two Million Eight Hundred Fifty Five Thousand Dollars ($2,855,000) under any circumstances.
Release
     11. Release by Plaintiff and the Settlement Class. Upon the Effective Final Judgment Date, the Releasing Parties hereby release, relinquish and discharge the Released Parties of and from the following Released Claims: any and all Claims alleged, or which could have been alleged, in the Litigation; and any and all Claims by members of the Settlement Class, whether legal, equitable, statutory or any other type or form, which were brought or potentially could have been brought, in an individual, representative or any other capacity based on, that arise out of, or are related in any way to any or all of the acts, omissions, facts, matters, transactions, or occurrences that were directly or indirectly alleged, asserted, described, set forth, or referred to in the Litigation. Released Claims include Claims of members of the Settlement Class relating to reductions or discounts taken under CorVel’s provider agreements, CorVel’s PPO network, any PPO network utilized or leased by CorVel, a bill review performed by CorVel, and/or a bill review performed by a Payor using CorVel software or data on medical bills or other requests for payment. Released Claims include all of the above Claims whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, or liquidated or unliquidated. The parties acknowledge that the Released Claims do not include, nor were they intended to include Claims unrelated to PPO Reductions and Usual and Customary Reductions. Released Claims do not include any Claims that the members of the Settlement Class may have against any payor who took a PPO Reduction or a Usual and Customary Reduction as

Claims against payors are expressly excluded from Released Claims, and no payor shall be considered as a Released Person under this Settlement Agreement.
     12. Release of Unknown Claims. The Releasing Parties acknowledge that they may have Claims that are currently unknown, and that the release in this Agreement is intended to and will fully, finally and forever discharge all Released Claims that now exist, or heretofore existed or may hereafter exist, which, if known, might have affected the decision of the Releasing Parties to enter into this Agreement. Each Releasing Party shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States, any state or territory of the United States, or any state or territory of any other country, or principle of common law or equity, which governs or limits a person’s release of unknown Claims. In making this waiver, the Releasing Parties understand and acknowledge that they may hereafter discover facts in addition to or different from those that are currently known or believe to be true with respect to the subject matter of this release, but agree that they have taken that possibility into account in reaching this Settlement Agreement, and that, notwithstanding the discovery or existence of any such additional or different facts, as to which the Releasing Parties expressly assume the risk, they fully, finally and forever settle and release any and all Released Claims, asserted or unasserted, known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or contingent, and liquidated or unliquidated, which now exist, or heretofore exited, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

Settlement Notice and Administration
     13. Settlement Administrator. Class Counsel and CorVel agree that Epiq Systems will be hired to serve as the Settlement Administrator to perform services to effectuate the terms of this Settlement Agreement. If Epiq Systems cannot serve as the Settlement Administrator, Class Counsel and CorVel shall agree on another firm that shall serve as Settlement Administrator. CorVel shall be responsible for all payments owed to the Settlement Administrator.
     14. Class Notice. Plaintiff and CorVel agree that, if the Court authorizes the Long-Form Notice to be disseminated to the members of the Settlement Class as provided for in this Agreement, the Settlement Administrator will mail the Long-Form Notice substantially in form of Exhibit A hereto, via first class mail to the one address for the unique TIN for the members of the Settlement Class. Prior to the mailing, CorVel or the Settlement Administrator, as applicable, will create a list of all such members of the Settlement Class (and provide a copy to Class Counsel), which will, as necessary, utilize an address refreshing service to obtain the most current available address for each such member of the Settlement Class. It is agreed, subject to approval of the Court, that there shall be a single mailing to each such member of the Settlement Class as set forth herein. CorVel shall pay all costs of providing and mailing of the Long-Form Notice, as provided herein. The Long-Form Notice will contain an email address where members of the Settlement Class can request copies of the complaint in the Litigation, the Long-Form notice, and the Settlement Agreement, which shall be provided to them by CorVel or the Settlement Administrator as attachments in an email responding to the request within seven business days.

Settlement Approval Process
     15. Preliminary Approval Order. The Parties agree to petition the Court after execution of this Settlement Agreement for a Preliminary Approval Order. A copy of the form of order agreed to by the Parties is attached as Exhibit B hereto. That order shall provide, inter alia, that:
     a. There is probable cause to believe that the Settlement has been negotiated at arm’s length and is preliminarily determined to be fair, reasonable, adequate and in the best interests of the Settlement Class for settlement purposes;
     b. Subject to the Court’s consideration of additional evidence regarding Notice at the fairness hearing, and based on the documents submitted to the Court in connection with preliminary approval, the Notice and the proposed plan for giving notice fully complies with the requirements of 735 ILCS 5/2-803 and due process, constitutes the best notice practicable under the circumstances, and is due and sufficient notice to all persons entitled to notice of this Settlement;
     c. The Settlement Class is conditionally certified, with Plaintiff serving as class representative and the attorneys and law firms identified in paragraph 1(b) serving as Class Counsel, on the condition that the certification and designations shall be automatically vacated if the Settlement is terminated or is disapproved in whole or in part by the Court, any appellate court, or any of the Parties pursuant to paragraph 21;
     d. A final hearing on the settlement proposed in this Agreement shall be held before the Court to determine whether the proposed settlement is fair, reasonable, and adequate, and whether it should be approved by the Court;

     e. In further aid of the Court’s jurisdiction to implement and enforce the proposed settlement, Plaintiff and members of the Settlement Class shall be preliminarily enjoined and barred from commencing or prosecuting any action asserting any of the Released Claims, either directly, representatively, derivatively or in any other capacity, whether by a complaint, counterclaim, defense, or otherwise, in any local, state, or federal court, or in any agency or other authority or forum wherever located. Any person or entity that knowingly violates such injunction shall pay the attorneys’ fees and costs incurred by CorVel or any other Released Party as a result of the violation.
     16. Right of Exclusion. All members of the Settlement Class who properly file a timely written Request for Exclusion from the Settlement shall be excluded from the Settlement Class, shall have no rights as members of the Settlement Class pursuant to this Settlement Agreement, and shall receive no payments as provided herein. A Request for Exclusion from the Settlement Class must be made according to the terms of the Preliminary Approval Order. A Request for Exclusion must be in writing and state the name of the Class Member, and any former name if applicable, a current address and former address if applicable and the applicable Tax Identification Number(s) (TIN) used by the provider in connection with any CorVel preferred provider network. The Request for Exclusion must be signed by the Class Member. Each Request must state that: “I hereby request to be excluded from the Settlement Class and I understand that by excluding myself I will not receive any benefits from the Settlement.” The Request for Exclusion must be mailed to the address provided and by the post marked date specified by the Court. Any Request for Exclusion not complying with these requirements will be invalid. No Class Member may assert a right of exclusion for any other Class Member, nor for any group of Class Members, nor may an agent or representative for any Class Member, or group of Class Members file a Request for Exclusion.
CorVel or the Settlement Administrator shall promptly forward copies of all Requests for Exclusion to Settlement Class Counsel.
     17. Right to Object or Comment. Any member of the Settlement Class may comment in support of or in opposition to the settlement according to the terms of the Preliminary Approval Order. Any such comment or objection shall meet all the requirements specified by the Preliminary Approval Order. Corvel or the Settlement Administrator shall promptly forward copies of all comments and objections to Settlement Class Counsel.
     18. Final Judgment and Order. If the Settlement Agreement is preliminarily approved by the Court following a hearing, the Parties shall jointly request at the fairness hearing that the Court enter the Final Judgment and Order. The fairness hearing shall be held no earlier than fourteen (14) days after the deadline for all members of the Settlement Class to opt out or object under paragraphs 16 and 17 of this Agreement. A copy of the form of the proposed Final Judgment and Order agreed to by the Parties is attached hereto as Exhibit C. That order shall provide, inter alia, that:
     a. The Settlement Agreement is fair, reasonable, adequate, and in the best interests of the Settlement Class;
     b. The Notice fully complied with the requirements of 735 ILCS 5/2-803 and due process, constituted the best notice practicable under the circumstances, and was due and sufficient notice to all persons entitled to notice of this Settlement;
     c. The Released Claims and the Litigation are dismissed with prejudice as to all Released Parties, without fees or costs except as provided in this Settlement Agreement;
     d. Plaintiff and members of the Settlement Class are permanently enjoined and barred from commencing or prosecuting any action asserting any of the Related Claims, either directly, representatively, derivatively, or in any other capacity, whether by a complaint, counterclaim, defense, or otherwise, in any local, state, or federal court, or in any agency or other authority or forum wherever located. Any person or entity who knowingly violates such injunction shall pay the attorneys’ fees and costs incurred by CorVel or any other Released Party as a result of the violation; and
     e. The Court shall retain exclusive jurisdiction over this Litigation, the Parties, and all members of the Settlement Class to determine all matters relating in any way to the Final Judgment and Order, the Preliminary Approval Order, or the Settlement Agreement, including but not limited to the administration, implementation, interpretation, or enforcement of such orders or Agreement.
     19. Finality of Judgment. The Final Judgment and Order shall be deemed final on the Effective Final Judgment Date.
     20. Dates of Payment Obligations. CorVel shall have no obligation to make any payments under this Settlement Agreement unless and until the Court enters the

Preliminary Approval Order. Once the Preliminary Approval Order is entered and before the Effective Final Judgment Date, and subject to the limits set forth in paragraph 9, CorVel shall pay reasonable notice costs and any administrative costs that must be incurred prior to the Effective Final Judgment Date. CorVel shall have no obligation to make any Settlement Payments until at least 90 days after the Effective Final Judgment Date and shall have a total of 180 days from the Effective Final Judgment Date to complete the initial Settlement Payments to members of the Settlement Class. Any fees and expenses awarded to Settlement Class Counsel shall be paid within ten (10) days after the Effective Final Judgment Date, or in the event the Court has not yet awarded attorneys’ fees as of the Effective Final Judgment Date, within ten (10) days of the date such attorneys’ fee award is made and the time to appeal such award expires. CorVel shall pay any incentive awards and attorneys’ fees and expenses awarded by the Court in accordance with written instructions from Class Counsel.
     21. Option to Withdraw. CorVel and Class Counsel, on behalf of the Settlement Class, shall have the option to withdraw from the Settlement Agreement, and thereby render this Settlement null and void, if (i) Plaintiff or CorVel breaches any material provision of the Settlement Agreement or the Preliminary Approval Order, or fails to fulfill any material obligation thereunder; (ii) if 700 or more members of the Settlement Class file timely Requests for Exclusion from the Settlement Class; (iii) if members of the Settlement Class having $5 million or more in PPO and Usual and Customary Reductions during the period from February 5, 1995, and September 24, 2008, file timely Requests for Exclusion; (iv) the Court fails to give final approval to any portion of the Settlement Agreement or any material aspect of the settlement; (v) the attorney general or other authorized officer of the United States or any state, or any representative of any local, state, or federal agency or branch of government, intervenes in the Litigation or advises the Court in writing of opposition to the terms of the Settlement Agreement; or (vi) upon such other grounds as may be agreed by the Parties or permitted by the Court.
     22. Effect of Withdrawal/Rejection. In the event that (i) CorVel or Class Counsel withdraws from the Settlement Agreement pursuant to paragraph 21; (ii) the Settlement Agreement, Preliminary Approval Order, and Final Judgment and Order are not approved in all material respects by the Court; or (iii) the Settlement Agreement, Preliminary Approval Order, or Final Judgment and Order are reversed, vacated, or modified in any material respect by this or any other court; then (a) the Settlement Agreement shall become null and avoid; (b) CorVel shall cease to have any payment obligations, except for reasonable notice and administrative costs properly incurred as of the date that CorVel or the Settlement Administrator is notified that the Settlement Agreement has become null and void; (c) the Litigation may continue; and (d) any and all orders entered pursuant to the Settlement Agreement shall be deemed vacated, including, without limitation, any order certifying or approving certification of the Settlement Class; provided, however, that if the Parties hereto agree to appeal jointly such ruling and the Settlement Agreement and Final Judgment and Order are upheld on appeal, then the Settlement Agreement and Final Judgment and Order shall be given full force and effect according to their terms.

Additional Provisions
     23. Interpretation. This Settlement Agreement contains the entire agreement among the Parties hereto and supersedes any prior agreements or understandings among them. All terms are contractual and not mere recitals. In the event of an alleged ambiguity, there will be no presumption or construction against either side as the drafter.
     24. Binding Effect. The terms are and shall be binding upon each of the Parties hereto, their administrators, agents, assigns, attorneys, executors, heirs, partners, representatives, predecessors-in-interest, and successors, and upon all other persons claiming any interest in the subject matter hereto through any of the Parties hereto including any members of the Settlement Class.
     25. Headings. The headings contained in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement.
     26. No Rescission on Grounds of Mistake. The Parties acknowledge that they have made their own investigation of the matters covered by this Settlement Agreement to the extent they have deemed it necessary to do so. Therefore, the Parties agree that they will not seek to set aside any part of the Settlement Agreement on the grounds of mistake. Moreover, the Parties understand, agree, and expressly assume the risk that any fact not recited, contained, or embodied in the Settlement Agreement may turn out hereinafter to be other than, different from, or contrary to the facts now known to them or believed by them to be true, and further agree that the Settlement Agreement shall be effective in all respects notwithstanding and shall not be subject to termination, modification, or rescission by reason of any such difference in facts.

     27. Amendment. This Settlement Agreement may be amended or modified only by a written instrument signed by the Parties or their counsel. Amendments and modifications may be made without notice to the Settlement Class unless notice is required by law or by the Court.
     28. Construction. For the purpose of construing or interpreting this Settlement Agreement, the Parties agree that it is to be deemed to have been drafted equally by all Parties hereto and shall not be construed strictly for or against any Party.
     29. Integration of Exhibits. The exhibits to this Settlement Agreement are an integral and material part of the settlement and are hereby incorporated and made a part of the Settlement Agreement.
     30. Jurisdiction. The Circuit Court of the Twentieth Judicial Circuit, St. Clair County, Illinois, has jurisdiction over the Parties to this Settlement Agreement and Settlement Class.
     31. No Admission. Neither this Settlement Agreement, nor any of its provisions, nor any of the documents (including, but not limited to, drafts of the Settlement Agreement, the Preliminary Approval Order, or the Final Judgment and Order), negotiations, or proceedings relating in any way to the Settlement, shall be construed as or deemed to be evidence of an admission or concession by any person, including CorVel, and shall not be offered or received into evidence, or subject to discovery, in this or any other action or proceeding except in an action brought to enforce its terms or except as may be required by law or court order. The provisions of this paragraph shall become effective when the Settlement Agreement has been signed by the Parties and shall be binding on the Parties and their counsel regardless of whether the

Settlement Agreement is approved by this Court or any other court and regardless of whether the Settlement Agreement is otherwise rendered null and void pursuant to paragraphs 21 or 22.
     32. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
     33. Notices. Any notice required under the Settlement Agreement, other than the Notice described in paragraph 14, shall be sent by overnight delivery to Paul M. Weiss, Freed & Weiss LLC, 111 W. Washington Street, Suite 1331, Chicago, Illinois 60602, on behalf of Plaintiff and the Settlement Class, and to James H. Bowhay, Figliulo & Silverman, P.C., 10 South LaSalle Street, Suite 3600, Chicago, Illinois 60603, on behalf of CorVel.
     34. Counterparts. This Settlement Agreement may be executed in counterparts, and may be executed by facsimile, and as so executed shall constitute one agreement.

Class Representative and	CorVel Corporation
Settlement Class Counsel
By:	By:

Paul M. Weiss	James H. Bowhay
Freed & Weiss LLC	Figliulo & Silverman, P.C.
111 W. Washington Street	10 S. LaSalle Street
Suite 1331	Suite 3600
Chicago, Illinois 60602	Chicago, Illinois 60603
Richard J. Burke
Freed & Weiss LLC
1010 Market Street
Suite 660
St. Louis, Missouri 63101

Kevin T. Hoerner
Becker, Paulson, Hoerner & Thompson, P.C.
511 West Main Street
Belleville, Illinois 62226

EXHIBIT A

IN THE CIRCUIT COURT FOR THE TWENTIETH JUDICIAL CIRCUIT
ST. CLAIR COUNTY, ILLINOIS
If You Are an Illinois Medical Provider (Excluding Hospitals) Who Was a Member of CorVel
Corporation’s Preferred Provider Organization (“PPO”) That Treated a Patient and Had Your Bill
Reduced by the Application of a PPO Reduction or a Usual and Customary Reduction, You May Be
Entitled to Benefits Under This Settlement. Please Read This Notice Carefully,
As It Affects Your Legal Rights
The Circuit Court of the Twentieth Judicial Circuit, St. Clair County, Illinois, authorized this notice. This is not a solicitation from a lawyer.
•	The lawsuit (Kathleen Roche, D.C. v. CorVel Corporation, Case No. 05 L 101, Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois), was filed on February 15, 2005, and concerns PPO discounts taken pursuant to CorVel’s PPO (or PPOs leased by CorVel) and bill reviews performed by CorVel or utilizing CorVel’s software. The lawsuit alleges that CorVel Corporation (Defendant) improperly advised its insurance company/payor clients that they could apply PPO discounts to the bills of medical providers who had signed preferred provider agreements, because Defendant and the payor clients allegedly did not adequately refer or channel patients to the providers. The lawsuit also alleges that Defendant used biased computer software in reviewing whether the medical bills were usual and customary and otherwise reflected proper charges. Defendant denies the claims and allegations made in the lawsuit.

•	Under the terms of the Settlement, class members will receive a cash payment as compensation for any PPO or Usual and Customary reductions taken by Defendant. The proposed Settlement will not release any claims you may have against Defendant’s insurance company/payor clients.

•	Your legal rights are affected whether you act or don’t act. Please read this Notice carefully.
YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLMENT

Do Nothing And You Automatically Participate in the Settlement
If you do nothing and the Court grants final approval of the Settlement, you will automatically be included in the Settlement Class and will automatically be sent a check without having to fill out any claim forms. It also means
www.freedweiss.com

you are bound by the Court’s orders in the case and give up your right to be part of any other lawsuit concerning the claims in this case. You will receive monetary relief even if you do nothing, unless you exclude yourself from the Settlement, as described below.

Exclude Yourself	You can ask the Court to exclude you from the settlement. If you do so, you will not be entitled to participate in the Settlement, you will not receive any money, and you will not release you right to sue the Defendant. Instructions for filing a Request for Exclusion are provided below.

Object or Comment While Remaining
in the Class	You may comment on the Settlement or you may object to the Settlement, but you may not also file a request for exclusion from the Settlement. If you comment or object, you will still receive the Settlement payments, if they are approved by the Court, and your claims against the Defendant will be released. Instructions for filing a comment or objection are provided below.

Attend the Hearing	You can attend the Final Approval Hearing and ask to speak to the Court about the fairness of the Settlement.
•	These rights and obligations — and the deadlines to exercise them — are explained in this Notice.

•	The Court in charge of this case still has to decide whether or not to approve the Settlement at the Final Approval Hearing. The payment of the Settlement Benefits must be approved by the Court and may be delayed if an appeal is taken. Please be patient.
1. The Litigation. The lawsuit (Kathleen Roche, D.C. v. CorVel Corporation, Case No. 05 L 101, Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois), was filed on February 15, 2005, and concerns PPO discounts taken pursuant to Defendant’s PPO (or PPOs leased by Defendant) and bill reviews performed by Defendant or utilizing Defendant’s software, including Usual and Customary Reductions.
The lawsuit alleges that Defendant improperly advised its insurance company/payor clients that they could apply PPO discounts to the amounts of medical bills paid to healthcare providers who had signed preferred provider agreements with CorVel, when those insurance company/payor clients allegedly did not adequately refer or channel patients to the providers. The lawsuit also alleges that Defendant used biased computer
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software in reviewing whether the medical bills were usual and customary and otherwise reflected proper charges.
2. Defendant’s Position. Defendant has denied and continues to deny these claims asserted in the lawsuit. Defendant contends that the PPO discounts and Usual and Customary Reductions taken by its payor clients fully complied with its preferred provider agreements and applicable law and that its bill review services were proper.
3. Purpose of This Notice. This notice is designed to inform members of the class defined below of the pendency of this litigation and of the proposed Settlement, and to describe class members’ rights and options.
4. Settlement Class. The Court has certified for settlement purposes a class (hereinafter, the “Class”) consisting of:
All Illinois licensed medical providers, excluding hospitals, that between February 15, 1995 and September 24, 2008 (i) were members of Defendant’s PPO network pursuant to a pre-2006 provider contract and (ii) who had their medical bills reduced by application of one or more PPO reductions and/or usual and customary reductions.
To represent the above Class for purposes of the Settlement, the Court has appointed the named plaintiff in this lawsuit as the class representative and has appointed the following attorneys to serve as Class Counsel: Freed & Weiss LLC, and Becker, Paulson, Hoerner & Thompson, P.C.
5. Settlement Benefits. The Settlement Benefits to be paid in this case are more fully described in the Class Action Settlement Agreement, a copy of which is on file with the Court, and will be available on line at www.freedweiss.com. Under the Settlement, Defendant will mail checks to each member of the Settlement Class described above based on the Tax Identification Number used by the member. Members of the Settlement Class who submitted bills under a single Tax Identification Number (“TIN”) shall be considered a single member of the Settlement Class entitled to a one-time payment of $500, $300 or $100 for each TIN as follows: (i) the approximately 7,000 members of the Settlement Class will be ranked in order of the total dollar amount of PPO and usual and customary reductions taken from February 15, 1995 to September 24, 2008 and then divided into three groups; (ii) the first group with the largest total dollar amounts of PPO and usual and customary reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will receive a one-time payment of $500; (iii) the second group with the next largest total dollar amounts of PPO and usual and customary reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will receive a one-time payment of $300; and (iv) the third group with the lowest total dollar amounts of PPO and usual and customary reductions during this period (consisting of approximately one-third of the members of the Settlement Class) will receive a one-time payment of $100. Total Settlement Payments by CorVel under this Settlement will be approximately $2,100,000.00. This
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amount is in addition to other payments to be made by CorVel, including all the attorneys’ fees and costs.
6. Attorneys’ Fees and Expenses. From the filing of the litigation in 2005 to the present, Class Counsel has not received any payment for their services in prosecuting the case, nor have they been reimbursed for any out-of-pocket costs. If the Court approves the proposed Settlement, Class Counsel will apply to the Court for an award of attorneys’ fees and reimbursement of expenses in the total amount of $700,000 based upon the monetary benefit of approximately $2,100,000 the Class will receive. Class Counsel will also ask the Court to have Corvel pay Kathleen Roche, the Class Representative an incentive award of $5,000 for the work she has devoted in pursing the litigation on behalf of the class. Any award of attorneys’ fees and expense and any incentive award will be paid by Defendant, and will not come out of Class Settlement Benefits but be in addtion to them Under no circumstances will you be personally liable for Class Counsel’s attorneys’ fees or expenses or any incentive award.
7. Result If Court Approves Settlement. If the Court approves the Settlement the Court will enter a judgment ordering the Defendant to make the payments to the Class, dismiss the lawsuit , and releasing any and all claims that you may have against Defendant for matters raised in the litigation concerning the PPO and usual and customary reductions taken from the payment of your medical bills.
8. Your Options. If you are a member of the Class, you have the following options:
a. Participate in the Settlement — Receive a Payment of $100, $300 or $500. If you wish to participate in the proposed Settlement, you do not have to do anything. You will receive the Settlement Payments ordered by the Court.
b. Request to be Excluded from the Settlement. If you do not want to participate in the Settlement, then you must send a written Request for Exclusion postmarked no later than _________________, 2010, to CorVel Corporation, [address]. Your Request for Exclusion request must include (i) your full name, address, and telephone number; (ii) your Taxpayer Identification Number; (iii) a statement “I hereby request to be excluded from the Settlement Class and I understand that by excluding myself I will not receive any benefits from the Settlement.”; and (iv) your signature. If you properly and timely file your Request for Exclusion :from the Class: (1) you will be excluded from the Class; (2) you will not be bound by the terms of the Settlement, the judgment dismissing the lawsuit, or the release of claims provided by the Settlement; and (4) you will not be entitled to comment on or object to the Settlement, or be heard at the fairness hearing described in paragraph 9 below.
c. Object or Comment. If you are a member of the Settlement Class and you do not request to be excluded, you may still object to or comment on the terms of the Settlement including objections or comments regarding Class Counsel’s request for attorneys’ fees and expenses or the incentive award. You
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may, but need not, enter an appearance through counsel of your choice. If you do, you will be responsible for your own attorneys’ fees and costs.
If you object to the Settlement, you must, on or before ________________, 2010: (1) file your objection with the Clerk of the Circuit Court, Twentieth Judicial Circuit, St. Clair County, Illinois, located at the St. Clair County Building, 10 Public Square, Belleville, Illinois 62220, and (2) serve on Paul M. Weiss, Freed & Weiss LLC, 111 W. Washington St., Suite 1331, Chicago, Illinois 60602 (Class Counsel) and James H. Bowhay, Figliulo & Silverman, P.C., 10 S. LaSalle St., Suite 3600, Chicago, Illinois 60603 (Defendant’s Counsel), a written objection, including (i) your full name, address, and telephone number; (ii) your Taxpayer Identification Number; (iii) a statement confirming that you are a member of the Settlement Class; (iv) a written statement of all grounds for your objection, accompanied by any legal support for your objection; (v) copies of any papers, briefs, or other documents on which the objection is based; (vi) a list of all person who will be called to testify in support of your objection (if any); (vii) a statement of whether you intend to appear at the fairness hearing; and (viii) your signature or your counsel’s signature. Also, in your objection please include a reference to Roche v. CorVel Corporation, Case No. 05-L-101. If you intend to appear at the fairness hearing through counsel, your objection must also state the identity of all attorneys representing you who will appear at the fairness hearing and they must enter their appearance no later than _____, 2010. Class members who do not timely make their objections in this manner will be deemed to have waived all objections and shall not be heard at the fairness hearing or have the right to appeal from approval of the Settlement.
9. Fairness Hearing. On _____________, 2010, at _________ .m., in the courtroom of the Honorable Lloyd A. Cueto, or any judge sitting in his stead, Twentieth Judicial Circuit, St. Clair County, Illinois, located at the St. Clair County Building, 10 Public Square, Belleville, Illinois 62220, the Judge will hold a fairness hearing for the purpose of deciding (a) whether the Settlement should be approved as fair, reasonable, and adequate for the class; (b) whether a judgment granting approval of the Settlement and dismissing the lawsuit with prejudice should be entered; and (c) whether Class Counsel’s application for attorneys’ fees and expenses and the incentive award should be granted. The hearing may be postponed, adjourned, or rescheduled by the Court without further notice to the class. You do not need to attend this hearing to remain a class member or participate in the Settlement.
10. Examination of Papers Filed in the Case. This Notice is a summary and does not describe all details of the Settlement. For full details of the matters discussed in this Notice, you may wish to review the Class Action Settlement Agreement dated ________________, 2010, available upon request made to [insert email address]. A complete copy of the Class Action Settlement Agreement and all other pleadings and papers filed in the lawsuit are also available for inspection and copying during regular business hours at the Office of the Clerk of the Circuit Court, Twentieth Judicial Circuit,
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St. Clair County, Illinois, located at the St. Clair County Building, 10 Public Square, Belleville, Illinois 62220.
11. Additional Information. You can obtain a copy of the Complaint, the Class Action Settlement Agreement, and this Notice at www.freedweiss.com; copies of the requested document(s) will be sent to you as attachments to an email responding to the address from which the request was made. You can also direct inquiries to Class Counsel at Info@FreedWeiss.com or by mail at Paul M. Weiss, Freed & Weiss LLC, 111 West Washington Street, Suite 1331, Chicago, Illinois 60602. Please include the reference Roche v. CorVel Corporation, Case No. 05-L-101.
PLEASE DO NOT CONTACT THE COURT WITH QUESTIONS ABOUT THIS NOTICE

DATED:	BY ORDER OF THE CIRCUIT COURT FOR THE TWENTIETH JUDICIAL CIRCUIT, ST. CLAIR COUNTY, ILLINOIS
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EXHIBIT B

IN THE CIRCUIT COURT FOR THE TWENTIETH JUDICIAL CIRCUIT
ST. CLAIR COUNTY, ILLINOIS

KATHLEEN ROCHE, D.C., individually	)
and on behalf of others similarly situated,	)
)
Plaintiff,	)	No. 05 L 101
)
v.	)	Judge Lloyd A. Cueto
)
CORVEL CORPORATION,	)
)
Defendant.	)
PRELIMINARY APPROVAL ORDER
     This matter having come before the Court on Plaintiff’s motion for preliminary approval of a proposed class action Settlement Agreement and General Release, dated October __, 2010 (“Settlement Agreement”), between plaintiff, Kathleen M. Roche, D.C. (“Plaintiff”), on the one hand, and defendant, CorVel Corporation (“CorVel”), on the other hand, the Court, having duly considered the papers and arguments of counsel, hereby finds and orders as follows:
     1. Unless defined herein, all defined terms in this Order shall have the same meanings that the same terms have in the Settlement Agreement.
     2. The Court has conducted a preliminary evaluation of the settlement by reviewing the Settlement Agreement, the arguments of counsel, and the record in this action. Based on that evaluation, the Court finds that there is probable cause to believe that the settlement is fair, adequate, and reasonable, and has been negotiated at arm’s-length. The Court, therefore, grants preliminary approval of the settlement.
     3. The Court preliminarily finds that, for settlement purposes, the requirements of 735 ILCS 5/2-801, et seq., have been satisfied. The Settlement Class is so numerous that joinder of all members is impracticable; there are questions of fact or law common to the Settlement Class, which common questions predominate over any questions affecting only individual members; the Plaintiff will fairly and adequately protect the interests of the Settlement Class; and a class action settlement is an appropriate method for the fair and efficient resolution of the controversy.
     4. For settlement purposes only, the Court conditionally certifies the proposed Settlement Class, consisting of all Illinois licensed medical providers, excluding hospitals, that between February 15, 1995 and September 24, 2008 (i) were members of CorVel’s CorCare PPO Network pursuant to a pre-2006 CorCare provider contract and (ii) had their medical bills reduced by application of a PPO Reduction and/or a Usual and Customary Reduction. Each member of the Settlement Class that submitted bills under a single Tax Identification Number (“TIN”) shall be considered a single member of the Settlement Class for purposes of this settlement. Excluded from the Settlement Class are all persons who submitted valid requests for exclusion from the Settlement Class.
     5. For settlement purposes only, the Court hereby appoints Plaintiff Kathleen Roche, D.C. as representative of the Settlement Class and preliminarily appoints Freed & Weiss LLC and Becker, Paulson, Hoerner & Thompson, P.C. as settlement class counsel.
     6. On                     , 2010, at                      a.m./p.m., this Court will hold a fairness hearing on the fairness, adequacy, and reasonableness of the Settlement Agreement and proposed settlement, and to determine whether (a) final approval of the Settlement should be granted; (b) settlement class counsel’s application for attorney’s fees and expenses should be granted, and in what amount; and (c) whether the request for incentive awards for Plaintiff should be granted, and in what amount. No later than seven

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(7) calendar days before the fairness hearing, Plaintiff must file her papers in support of final settlement approval and in response to any objections filed to date. Defendant may (but is not required to) file papers in support of final settlement approval, so long as it does so no later than seven (7) calendar days before the fairness hearing.
     7. Subject to the Court’s consideration of additional evidence regarding the issue of notice at the fairness hearing, and based on the documents subjected and information provided to the Court in connection with preliminary approval, the Court approves the proposed plan for giving notice to the Settlement Class. The plan for giving notice, in form, method, and content, fully complies with the requirements of circumstances, and is due and sufficient notice to all persons entitled to notice of the settlement. The Court hereby directed the parties and Settlement Administrator to carry out the notice plan in accordance with the Settlement Agreement.
     8. All persons who meet the definition of the Settlement Class and who wish to exclude themselves from the Settlement Class and the settlement must submit an exclusion request postmarked by                     , 2011. The request for exclusion in writing and state the name of the class member, and any former name if applicable, a current address and former address, if applicable, and the applicable Tax Identification Number(s) used by the provider in connection with any CorVel preferred provider network. The request for exclusion must be signed by the class member. Each request must state that: “I hereby request to be excluded from the Settlement Class and I understand that by excluding myself I will not receive any benefits from the Settlement.” The request for exclusion must be mailed to the address provided and must be postmarked no later than                     , 2011. Any request for exclusion not complying

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with these requirements will be invalid. No member of the Settlement Class may assert a right of exclusion for any other member of the Settlement Class, nor for any group of Settlement Class members, nor may an agent or representative for any Settlement Class member, or group of Settlement Class members, file a request for exclusion.
     9. Any member of the Settlement Class may comment in support of or in opposition to the settlement. A Settlement Class member who objects to the settlement need not appear at the fairness hearing for his or her comments to be considered by the Court; however, all arguments, papers, briefs, and any evidence that any objector would like the Court to consider must be filed with the Court, with a copy mailed to counsel for the Settlement Class and CorVel, by                     , 2011. Written objections must include: (i) the objector’s name, address, telephone number, and Tax Identification Number; (ii) the name of this Litigation and case number; (iii) a statement of each objection; (iv) a written brief detailing the specific reasons, if any, for each objection; and (v) any factual support that the objector wishes to bring to the Court’s attention and any evidence the objector wishes to introduce in support of the objection(s). Objecting members of the Settlement Class who appear by counsel or who intend to testify in support of their objection either in person or by affidavit must also make themselves available for deposition by counsel for the Settlement Class or CorVel in their county of residence, between the time the objection is filed and fourteen (14) days before the date of the fairness hearing. Any objecting member of the Settlement Class who files and serves a written objection, as described in this paragraph, may appear at the fairness hearing, either in person or through personal counsel hired at the Settlement Class

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member’s expense, to object to the fairness, reasonableness, or adequacy of the settlement.
     10. Any Settlement Class member who fails to object in the manner prescribed in paragraph 9 shall be deemed to have waived his or her objections and forever be barred from making any such objections in this Litigation or in any other action or proceeding. If a Settlement Class member does not submit a written comment on the proposed settlement or the application of Plaintiff’s counsel for incentive awards, attorney’s fees and expenses in accordance with the deadline and procedure set forth in the Notice, and the Settlement Class member is not granted relief by the Court, the Settlement Class member will waive his or her right to be heard at the fairness hearing.
     11. In further aid of the Court’s jurisdiction to implement and enforce the settlement, Plaintiffs and members of the Settlement Class are preliminarily enjoined and barred from commencing or prosecuting any action or proceeding asserting any of the Released Claims either directly, derivatively, or in any other capacity, whether by a complaint, counterclaim, defense, or otherwise, in any local, state or federal court, or in any agency or other authority or forum wherever located. Any person or entity that knowingly violates such injunction shall pay the costs and attorneys’ fees incurred by any Released Party as a result of such violation.
     12. The Settlement Agreement and the proceedings taken and statements made pursuant to the Settlement Agreement or papers filed seeking approval of the Settlement Agreement, and this Order, are not and shall not in any event be construed as, offered in evidence as, received in evidence as, and/or deemed to be evidence of a presumption, concession, or admission of any kind by any of the parties of (i) the truth of

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any fact alleged or the validity of any claim or defense that has been, could have been, or in the future might be asserted in the Litigation, or any other litigation, court of law or equity, proceeding, arbitration, tribunal, investigation, government action, administrative proceeding, or other forum, or (ii) any liability, responsibility, fault, wrongdoing, or other allegedly wrongful act or omission of CorVel. CorVel has denied and continues to deny the claims asserted by Plaintiff. Nothing contained herein shall be construed to prevent a party from offering the Settlement Agreement into evidence for purposes of enforcement of the Settlement Agreement.
     13. The preliminary certification of the Settlement Class shall be binding only with respect to the settlement of this Litigation. In the event that the Settlement Agreement is terminated pursuant to its terms or is not approved in all material respects by the Court, or such approval is reversed, vacated, or modified in any material respect by this or any other court, the certification of the Settlement Class shall be deemed vacated, the Litigation shall proceed as if the Settlement Class has never been certified, and no reference to the Settlement Class, the Settlement Agreement, or any documents, communications, or negotiations related in any way thereto shall be made for any purpose in this Litigation or any other action or proceeding.

IT IS SO ORDERED.

Dated: , 2010
Hon. Lloyd A. Cueto
Judge Presiding

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EXHIBIT C

IN THE CIRCUIT COURT FOR THE TWENTIETH JUDICIAL CIRCUIT
ST. CLAIR COUNTY, ILLINOIS

KATHLEEN ROCHE, D.C., individually	)
and on behalf of others similarly situated,	)
)
Plaintiff,	)	No. 05 L 101
)
v.	)	Judge Lloyd A. Cueto
)
CORVEL CORPORATION,	)
)
Defendant.	)
FINAL JUDGMENT AND ORDER
     This matter having come before the Court on Plaintiff’s motion for final approval of a proposed class action Settlement Agreement and General Release, dated October __, 2010 (“Settlement Agreement”), between plaintiff, Kathleen M. Roche, D.C. (“Plaintiff”), on the one hand, and defendant, CorVel Corporation (“CorVel”), on the other hand, and the Court, having held a farness hearing on the fairness, adequacy, and reasonableness of the settlement and considered all of the written submissions and oral arguments made in connection with final settlement approval, the Court hereby finds and orders as follows:
     1. Unless defined herein, all defined terms in this Final Judgment and Order shall have the same meanings that the same terms have in the Settlement Agreement.
     2. Notice to the Settlement Class has been provided in accordance with the Court’s Preliminary Approval Order. The notice, in form, method, and content, fully complies with the requirements of 735 ILCS 5/2-803 and due process, constituted the best notice practicable under the circumstances, and constituted due and sufficient notice to all persons entitled to notice of the settlement.

     3. The settlement consideration provided under the Settlement Agreement constitutes fair value given in exchange for the releases. The Court finds that the consideration to be paid to members of the Settlement Class is reasonable, considering the facts and circumstances of the claims and affirmative defenses asserted in the Litigation, and the potential risks and likelihood of success of alternatively pursing a trial on the merits.
     4. The Settlement Agreement was arrived at through good-faith bargaining at arm’s-length, without collusion, conducted by counsel with substantial experience in prosecuting and resolving class actions.
     5. Accordingly, the Court finds that the Settlement Agreement is fair, adequate, and reasonable, and in the best interests of the Settlement Class in light of the complexity, expense, and duration of litigation and the risks involved in establishing liability and damages and in maintaining the class action through trial and appeal.
     6. The persons listed on Exhibit A hereto are found to have validly excluded themselves from the Settlement Class and the settlement in accordance with the provisions of the Preliminary Approval Order.
     7. All Settlement Class members who failed to submit an objection to the Settlement in accordance with the deadline and procedure set forth in the Preliminary Approval Order are deemed to have waived and are forever foreclosed from raising the objection.
     8. The parties, the Released Parties, and each Settlement Class member who did not timely exclude himself or herself from the Settlement Class have irrevocably submitted to the exclusive jurisdiction of this Court for any suit, action, proceeding, or

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dispute relating in any way to, or arising out of, the Released Claims, the Settlement Agreement, the Preliminary Approval Order, or this Final Judgment and Order.
     9. The parties are directed to consummate the Settlement Agreement in accordance with its terms. The parties and any and all Settlement Class members who did not timely exclude themselves from the Settlement Class are bound by the terms and conditions of the Settlement Agreement and this Order.
     10. The Court makes final its previous conditional certification of the Settlement Class, defined as all Illinois licensed medical providers, excluding hospitals, that between February 15, 1995 and September 24, 2008 (i) were members of CorVel’s CorCare PPO Network pursuant to a pre-2006 CorCare provider contract and (ii) had their medical bills reduced by application of a PPO Reduction and/or a Usual and Customary Reduction. Each member of the Settlement Class that submitted bills under a single Tax Identification Number (“TIN”) shall be considered a single member of the Settlement Class for purposes of this settlement.
     11. The Court finds that, for settlement purposes, the requirements of 735 ILCS 5/2-801, et seq., and due process have been satisfied. The Settlement Class is so numerous that joinder of all members is impracticable; there are questions of fact or law common to the Settlement Class, which common questions predominate over any questions affecting only individual members; the Plaintiff will fairly and adequately protect the interests of the Settlement Class; and a class action settlement is an appropriate method for the fair and efficient resolution of the controversy.
     12. The preliminary appointment of Plaintiff Kathleen Roche, D.C. as representative of the Settlement Class and preliminarily appointment of Freed & Weiss

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LLC and Becker, Paulson, Hoerner & Thompson, P.C. as settlement class counsel is hereby made final. Settlement class counsel are experienced in class litigation, including litigation of similar claims in other cases, and have fairly and adequately protected the interests of the Settlement Class.
     13. The Litigation is hereby dismissed with prejudice and without costs, except as provided in the Settlement Agreement.
     14. By operation of this Final Judgment and Order, the Releasing Parties hereby release the Released Parties from all Released Claims; provided, however, that the release of the Released Parties does not include any Claims that the members of the Settlement Class may have against any payor who took a PPO Reduction or a Usual and Customary Reduction.
     a. As used in this Order, the “Releasing Parties” mean Plaintiff and each member of the Settlement Class (except a person who has obtained proper and timely exclusion from the Settlement Class pursuant to the terms of the Preliminary Approval Order), on their own behalf and on behalf of their spouses and former spouses, as well as their present, former, and future administrators, agents, assigns, employees, attorneys, executors, heirs, partners, predecessors-in-interest, successors, parents, subsidiaries, affiliates, divisions, officers, directors, and shareholders.
     b. As used in this Order, the “Released Parties” means CorVel and its present, former, and future agents, assigns, employees, attorneys, executors, heirs, partners, predecessors-in-interest, successors, parents, subsidiaries, affiliates, divisions, officers, directors, and shareholders. “Released Persons do

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not include any payor that took a PPO Reduction or Usual and Customary Reduction.
     c. As used in this Order, “Released Claims means all those Claims described in paragraphs 11 and 12 of the Settlement Agreement.
     15. The releases in this Order and Settlement Agreement include Claims that are currently unknown, and the releases are intended to and will fully, finally and forever discharge all Released Claims that now exist, or heretofore existed or may hereafter exist, which, if known, might have affected the decision of the Releasing Parties to enter into this Agreement. Each Releasing Party is deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States, any state or territory of the United States, or any state or territory of any other country, or principle of common law or equity, which governs or limits a person’s release of unknown claims. In making this waiver, the Releasing Parties understand and acknowledge that they may hereafter discover facts in addition to or different from those that are currently known or believe to be true with respect to the subject matter of this release, but agree that they have taken that possibility into account in reaching this Settlement Agreement, and that, notwithstanding the discovery or existence of any such additional or different facts, as to which the Releasing Parties expressly assume the risk, they fully, finally and forever settle and release any and all Released Claims, asserted or unasserted, known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or contingent, and liquidated or unliquidated, which now exist, or heretofore exited, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

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     16. The Releasing Parties are permanently enjoined and barred from commencing or prosecuting any action or proceeding asserting any of the Released Claims, either directly, representatively, derivatively, or in any other capacity, whether by a complaint, counterclaim, defense, or otherwise, in any local, state or federal court, or in any agency or other authority or forum wherever located. Any person or entity that knowingly violates such injunction shall pay the costs and attorneys’ fees incurred by any Released Party as a result of such violation.
     17. The Court makes the following awards to Plaintiff and Settlement Class Counsel:
a.	$ as attorney’s fees and costs to Settlement Class Counsel, an award that the Court finds reasonable after considering all relevant factors (including the time and labor expended by counsel, their skill in handling the questions raised in the case, and the amount in controversy and results obtained), to be distributed in their discretion; and

b.	$ as an incentive award to Plaintiff.
     18. Without affecting the finality of this Final Judgment and Order, the Court retains exclusive jurisdiction over this Litigation, the parties, and all Settlement Class members to determine all matters relating in any way to the Released Claims, Final Judgment and Order, the Preliminary Approval Order, or the Settlement Agreement, including but not limited to the administration, implementation, interpretation, or enforcement of such Settlement Agreement or Orders.

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     19. The Settlement Agreement and the proceedings taken and statements made pursuant to the Settlement Agreement or papers filed seeking approval of the Settlement Agreement, and this Order, are not and shall not in any event be construed as, offered in evidence as, received in evidence as, and/or deemed to be evidence of a presumption, concession, or admission of any kind by any of the parties of (i) the truth of any fact alleged or the validity of any claim or defense that has been, could have been, or in the future might be asserted in the Litigation, or any other litigation, court of law or equity, proceeding, arbitration, tribunal, investigation, government action, administrative proceeding, or other forum, or (ii) any liability, responsibility, fault, wrongdoing, or other allegedly wrongful act or omission of CorVel. CorVel has denied and continues to deny the claims asserted by Plaintiff. Nothing contained herein shall be construed to prevent a party from offering the Settlement Agreement into evidence for purposes of enforcement of the Settlement Agreement.
     20. The certification of the Settlement Class shall be binding only with respect to the settlement of this Litigation. In the event that the Settlement Agreement is terminated pursuant to its terms or is not approved in all material respects by the Court, or such approval is reversed, vacated, or modified in any material respect by this or any other court, the certification of the Settlement Class shall be deemed vacated, the Litigation shall proceed as if the Settlement Class has never been certified, and no reference to the Settlement Class, the Settlement Agreement, or any documents, communications, or negotiations related in any way thereto shall be made for any purpose in this Litigation or any other action or proceeding.

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     21. Neither Settlement Class Counsel’s application for incentive awards, attorney’s fees and expenses, nor any order or proceedings relating to such application, nor any appeal from any order relating thereto or reversal or modification thereof, shall in any way affect or delay the finality of this Judgment, and all such matters shall be considered separate from this Final Judgment and Order.
     22. The Court directs the Clerk to enter final judgment.

IT IS SO ORDERED.

Dated: , 2011	Hon. Lloyd A. Cueto
Judge Presiding

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